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                                                                _________, 1998

                                       FORM OF
                               EXCHANGE AGENT AGREEMENT


American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219

Ladies and Gentlemen:

          99 Cents Only Stores, a California corporation (the "Purchaser"), is making a tender offer to exchange all outstanding shares of common stock, $0.05 per share (the "Company Common Stock") of Universal International, Inc., a Minnesota corporation (the "Company"), for shares of the common stock, no par value per share of the Purchaser (the "Purchaser Common Stock"), at the rate of one (1) share of Purchaser Common Stock per sixteen (16) shares of Company Common Stock. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a proxy statement/prospectus, dated _________, 1998 (the "Prospectus").

          The Purchaser hereby appoints American Stock Transfer & Trust Company to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to American Stock Transfer & Trust Company.

          The Exchange Offer is expected to be commenced by the Purchaser on or about ________, 1998. The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, the ATOP system) is to be used by the holders of Company Common Stock to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Company Common Stock tendered in connection therewith.

          The Exchange Offer shall expire at 5 p.m., New York City time, on _______, 1998 or on such later date or time to which the Purchaser may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Purchaser expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

          The Purchaser expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Company Common Stock not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer." The Purchaser will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

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          In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

          1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; PROVIDED, HOWEVER, that in no way will your general duty to act in good faith be discharged by the foregoing.

          2. You shall examine each of the Letters of Transmittal and certificates for shares of Company Common Stock and any other documents delivered or mailed to you by or for holders of the shares of Company Common Stock to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the shares of Company Common Stock have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Company Common Stock are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you shall endeavor to cause such action to be taken as is necessary to correct such irregularity. Determination of all questions as to the validity, form, eligibility (including timeliness of receipt) and acceptance of any shares of Company Common Stock tendered or delivered shall be determined by you on behalf of Purchaser in the first instance, but final decisions on all such matters shall be made by the Purchaser. Purchaser shall reserve in the Exchange Offer the absolute right to reject any or all tenders of particular shares of Company Common Stock not in appropriate form or the acceptance of which would, in the opinion of Purchaser's counsel, be unlawful and to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any shares of Company Common Stock, and Purchaser's interpretation of the terms and conditions of the Exchange Offer will be final.

          3. In instances where any irregularity is neither corrected nor waived, as soon as practicable, you will return to the party surrendering its shares of Company Common Stock (by first class mail under a blanket surety bond or insurance or by registered mail insured separately for replacement value, as you determine at your discretion) any stock certificates in connection therewith, together with the Letters of Transmittal and any other documents relating thereto and a letter of notice explaining the reasons for the return of the stock certificates and other documents.

          4. With the approval of the President, any Senior Vice President or the Chief Financial Officer of the Purchaser (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Company Common Stock pursuant to the Exchange Offer.

          5. All shares of Company Common Stock must be tendered in accordance with the terms and conditions set forth in the Exchange Offer. The exchange of Purchaser Common Stock for shares of Company Common Stock properly tendered pursuant to the Exchange Offer shall be made only after deposit with you of the certificates therefor, the

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Letter of Transmittal and any other required documents.  Notwithstanding the provisions of this paragraph 5, shares of Company Common Stock which the President, any Senior Vice President or the Chief Financial Officer of the Purchaser shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

          6. You shall advise the Purchaser with respect to any shares of Company Common Stock received subsequent to the Expiration Date and accept its instructions with respect to such shares.

          7.   You shall accept tenders:

          (a) in cases where the shares of Company Common Stock are registered in two or more names only if signed by all named holders;

          (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

          (c) from persons other than the registered holder of Company Common Stock provided that the Letter of Transmittal accompanying the certificates has been properly endorsed (or otherwise put in proper form for transfer), with a proper form of signature guaranty, and the person requesting such payment has established to your satisfaction either (i) that any transfer and other taxes or government charges required by reason of such payment in a name other than that of the registered holder of the certificate have been paid or (ii) that no such tax or charge is applicable.

          8. You shall accept partial tenders of shares of Company Common Stock where so indicated and as permitted in the Letter of Transmittal and deliver certificates for shares of Company Common Stock to the transfer agent for split-up and return any untendered shares of Company Common Stock to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

          9. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Purchaser will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all shares of Company Common Stock properly tendered and you, on behalf of the Purchaser, will exchange such shares of Company Common Stock for Purchaser Common Stock and cause such shares of Company Common Stock to be canceled. Delivery of Purchaser Common Stock will be made on behalf of the Purchaser by you at the rate of one share of Purchaser Common Stock for sixteen (16) shares of Company Common Stock tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said shares by the Purchaser; provided, however, that in all cases, shares of Company Common Stock tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such shares of Company Common Stock, a properly completed and duly executed Letter of Transmittal (or facsimile

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thereof) with any required signature guarantees and any other required documents.

          10. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, shares of Company Common Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

          11. The Purchaser shall not be required to exchange any shares of Company Common Stock tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Purchaser not to exchange any shares of Company Common Stock tendered shall be given (and confirmed in writing) by the Purchaser to you.

          12. If, pursuant to the Exchange Offer, the Purchaser does not accept for exchange all or part of the shares of Company Common Stock tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted shares of Company Common Stock, together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

          13. All certificates for reissued shares of Company Common Stock, unaccepted shares of Company Common Stock or for Purchaser Common Stock shall be forwarded by first-class mail.

          14. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

          15.  As Exchange Agent hereunder you:

               (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Purchaser;

               (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the shares of Company Common Stock represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

               (c) shall not initiate any legal action hereunder without written approval of Purchaser and then only upon such reasonable indemnity as you may request;

               (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

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               (e)  may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

               (f) may rely on and shall be protected in acting upon written or oral instructions from the President, any Senior Vice President or the Chief Financial Officer of the Purchaser;

               (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

               (h) shall not advise any person tendering shares of Company Common Stock pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any shares of Company Common Stock.

          16. You shall take such action as may from time to time be requested by the Purchaser or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Purchaser, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Purchaser will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Purchaser, Attention: Andy Farina.

          17. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Andy Farina, Chief Financial Officer of the Purchaser, and such other person or persons as may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of shares of Company Common Stock which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Purchaser or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Purchaser and such person as the Purchaser may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Purchaser shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the number of shares of Company Common Stock tendered, the number of shares of Company Common
Stock accepted and deliver said list to the Purchaser.

          18. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Purchaser. You are to match Notices of Guaranteed Delivery submitted pursuant to Section __ of the Prospectus with the shares of Company Common Stock tendered pursuant thereto. If so instructed by Purchaser, you shall telephone Eligible Institutions (as defined in Section __ of the Offer to Purchase) which have tendered a significant number of shares of Company Common Stock by means of the aforementioned procedures to ascertain information in connection therewith.

          19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

          20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

          21. The Purchaser covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of shares of Company Common Stock reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of shares of Company Common Stock; provided, however, that the Purchaser shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Purchaser be liable under this indemnity with respect to any claim against you unless the Purchaser shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Purchaser shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Purchaser so elects, the Purchaser shall assume the defense of any suit brought to enforce any such claim. In the event that the Purchaser shall assume the defense of any such suit, the Purchaser shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Purchaser shall retain counsel satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Purchaser.

          22. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of shares of Company Common Stock, your check in the amount of all transfer taxes so payable, and the Purchaser shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of shares of Company Common Stock; provided, however, that you shall reimburse the Purchaser for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

          23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

          24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

          27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

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          If to the Purchaser:

               99 Cents Only Stores
               4000 Union Pacific Avenue
               City of Commerce, California 90023

               Facsimile: 213-881-9933
               Attention: Chief Financial Officer


          With copies to:

               Troop Meisinger Steuber & Pasich, LLP
               10940 Wilshire Boulevard
               Los Angeles, California 90024

               Facsimile: 310-443-8602
               Attention: Linda Giunta Michaelson



          If to the Exchange Agent:

               American Stock Transfer & Trust Company
               6201 15th Avenue
               Brooklyn, NY 11219

               Facsimile:



          28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 21, 23 and 25 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Purchaser any certificates for shares of Company Common Stock, funds or property then held by you as Exchange Agent under this Agreement.

          29. This Agreement shall be binding and effective as of the date hereof.

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          Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                             99 CENTS ONLY STORES




                                             By:
                                                ---------------------
                                                Name:
                                                Title:






Accepted as of the date
first above written:

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Exchange Agent


By:
   ----------------------
   Name:
   Title:

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                                      SCHEDULE I

                                         FEES

                             $_______ for Exchange Offer